Exhibit 10.33

Cascade Natural Gas Corporation

Key Performance Incentive Plan for Fiscal 2005

September 29, 2004

Cascade Natural Gas Corporation (Cascade) has an incentive plan designed to incent management and professional employees to achieve outstanding performance by rewarding effective accomplishment of goals (Key Performance Goals) in areas that are key to outstanding company performance.

All salaried employees grade 9 and above are eligible for the program, except for consumer representatives who participate in the Consumer Representative Bonus plan in lieu of this program.

The objectives of this plan are to:

•                  Reward outstanding performance, organizationally and individually

•                  Link to attaining business objectives

•                  Reinforce team culture

•                  Drive performance of management and professionals as well as overall organizational performance

•                  Provide opportunity for market-competitive pay for management and professionals.

Performance Measures:

•                  Earnings per Share (EPS) – 70% of the award will be based on EPS

•                  Achievement of Key Performance Goals (KPG) as defined by goals set in individual performance reviews. – 30% of the award will be based on KPG’s.

•                  Key Performance Goals must tie to the Corporate Business Objectives.

•                  Key Performance Goals must be specific, measurable, achievable, results oriented, and time-based. (SMART)

•                  Key Performance Goals are those which have an impact on the shareholders, company, department, district, or region, not just individual performance.

•                  A Key Performance Goal is not routine performance of the employee’s job.

•                  Key Performance Goals must be consistent with a high level of performance expected from the salary grade or management level of the employee.

Officers shall be responsible to review and approve Key Performance Goals for employees in their area while considering company-wide and department consistency, compliance with the criteria described above, and achievement. The Human Resources Department shall review Key Performance Goals after they are approved by officers in order to consider consistency,  compliance with plan criteria described in this section and achievement.

Award Potentials

Employees participating in the plan are eligible for an incentive payment.  The payment is calculated as a percentage of the employee’s base pay and is dependent upon the achievement of the incentive plan goals and company performance.  The details of incentive payments are described below:

•                  The midpoint award is calculated based on employee base pay and is expressed as a percentage.

•                  In order to earn an award under the plan, the goals outlined under each performance measure must be attained.  Performance at midpoint goals will produce midpoint award levels.

•                  Company performance will modify all payments.  The company must meet threshold earnings levels in order for the plan to pay out.  Earnings goals are expressed as earnings per share.  The size of the pool will increase proportionately from the threshold to midpoint and from midpoint to maximum with a maximum of 200% of midpoint, as is indicated in the table below in the “Midpoint EPS” section.

•                  Key Performance Goals must be submitted before December 31, 2004.  If goals are not submitted by this date, participant will not be eligible for an award under the Plan.  Delayed submission of Goals because of hardships due to unavoidable circumstances, such as illness, may be submitted to the President and CEO for approval.

•                  Key Performance Goals may be revised mid-year with approval by the responsible officer and review by Human Resources.

Midpoint EPS

Definitions:

•                  Threshold – The level that the plan would begin to pay out.

•                  Midpoint–   Achieving measures at midpoint levels result in midpoint awards.

•                  Maximum – The maximum level of payout for the plan – 200% of midpoint.

Achievement Level	Earnings per Share (net of Key Performance Incentive Plan, Team Incentive Plan and 401(k) Profit Sharing Plan)	Funding Level
Threshold	1.20	0
Midpoint	1.45	100%
Maximum	1.72	200%

Midpoint Awards as a Percentage of Base Pay:

CEO – 50%

CFO – 45%

COO – 45%

Senior Vice President – 25%

All other Officers – 20%

Grade 14 (other than officers) – 10%

Grade 12 & 13 – 6%

Grade 9, 10, and 11 – 4%

The above midpoint awards do not include the Team Incentive Plan which has a midpoint payment of 4% of eligible pay.

Timing of the Award Payments

Awards will be paid annually.  Payments will be made to employees by January 15 of the following fiscal year.

Eligibility

Employee’s performance must meet expectations for their job by attaining a performance rating of 3.0 or better to receive the full award for which they are eligible under the plan.  Awards for employees with a performance rating between 2.81 to 2.99 shall be eligible to receive a reduced award as shown in the table below:

Performance Rating	Percentage of Award
3.00 or greater	100%
2.95 to 2.99	87.5%
2.90 to 2.94	75.0%
2.85 to 2.89	62.5%
2.81 to 2.84	50.0%
2.8 or below.	0

Employees receiving a 2.8 performance rating or less will not be eligible to receive an award under this plan.

All awards will be pro-rated based on the length of service in that plan year.  Employees must have a minimum of three months of service with Cascade in order to be eligible to participate in the plan.

Base Pay Definition

For exempt employees, Annual base pay for the fiscal year will be the basis for calculating Key Performance Plan incentive awards. For nonexempt employees, base pay and overtime pay for the fiscal year will be the basis for calculating incentive awards.

Benefits

Incentive pay is included in the definition of pay for the purpose of matching and employer contributions in the 401(k).

Terminations

Individuals must be employed at the end of the fiscal year in order to be eligible to receive an award.  Pro-rated awards will be paid to those who terminate due to retirement, disability or death.

Disputes

If an employee has an unresolved dispute or claim regarding the Key Performance Plan, the employee may request that the matter be reviewed by a Board of Review per Company Policy 62.02.  If the employee is an officer, the Board of Review shall be the Governance, Nominating and Compensation Committee of the Board of Directors.

The company reserves the right to alter, amend, or cancel this program at any time.